Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made between Blue Foundry Bank (the “Bank”), a New Jersey savings bank and James Nesci, an individual (the “Executive”) (hereinafter, collectively referred to as the “Parties”). Any reference in this Agreement to the “Company” means Blue Foundry Bancorp, a Delaware corporation and the holding company of the Bank.

WITNESSETH:

WHEREAS, the Bank desires to continue to retain the services of the Executive as President and Chief Executive Officer of the Bank; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement to set forth and define the terms and conditions of the employment relationship between the Bank and the Executive.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT:

1. Term. The Executive is hereby employed as President and Chief Executive Officer of the Bank on the terms and conditions set forth in this Agreement. For purposes of this Agreement, the “Effective Date” shall be January 1, 2021. The initial term of this Agreement will begin as of the Effective Date and continue for a period of three (3) years. The term of this Agreement shall automatically renew annually, effective as of each January 1 after the Effective Date (the “Annual Renewal Date”) for an additional one (1) year period such that the term of employment under this Agreement immediately after each such renewal is three (3) years thereafter, unless the Bank’s Board of Directors (the “Board of Directors”) or the Executive gives written notice of its or his intent not to renew the Term of this Agreement at least sixty (60) days prior to such Annual Renewal Date. The period during which the Executive is employed by the Bank pursuant to this Agreement, including all extensions thereof, is hereinafter referred to as the “Term.” Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 4(c) hereof, the Term of this Agreement shall be extended automatically at such time so that the Term as of the effective date of the Change in Control shall be for three (3) years thereafter. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Term.

2. Duties of Executive. The Executive shall serve as President and Chief Executive Officer of the Bank and, in such capacity, shall perform such duties and have such responsibilities as is typical for such positions, as well as any other reasonable duties as may be assigned to him from time to time by the Board of Directors. The Executive shall diligently devote substantially all of his business time, energy and ability to his duties and the business of the Bank. During the Term, the Executive will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation, as an employee or otherwise; provided that the Executive may sit on one paid board of directors, with the prior approval of the Board of Directors, which approval shall not be unreasonably withheld, and may engage in non-competitive charitable and other non-profit activities (including volunteer service on boards) for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Agreement and are not otherwise contrary to the interests of the Bank, as determined by the Bank’s Board of Directors in good faith.

3. Compensation, Benefits and Expenses.

(a) Base Salary. For services performed by the Executive under this Agreement, the Bank shall pay the Executive an annual base salary during the Term at the rate of Seven Hundred Thousand Dollars ($700,000) (partial years prorated) in substantially equal installments in accordance with the Bank’s customary payroll practices. The Base Salary shall be reviewed no less than annually by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) and may be increased but not be decreased during the Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

(b) Annual Incentive Bonus. The Executive shall be eligible to participate in the Bank’s annual incentive bonus plan, or any successor thereto, with a target amount determined annually that is no less than 20% of the Executive’s Base Salary, subject to the terms and conditions of any such plan or plans. The Executive’s actual annual bonus shall be determined based on the level of achievement of performance goals established by the Bank in its discretion (exercised in good faith) during the annual planning process, and may be more or less than the target amount (depending on level of achievement of the applicable goals).

(c) Long-Term Incentives. The Executive shall be eligible to participate in the Bank’s long-term incentive plan, and any successor thereto.

(d) Business Expenses. During the Term of this Agreement, the Executive shall be entitled to receive prompt reimbursement of all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in performing his duties services this Agreement, with any such reimbursement in accordance with the expense reimbursement policies and procedures of the Bank for senior executive officers.

(e) Employee Benefits.

(i) Benefit Plans. During the Term, the Executive will be eligible to participate in and receive benefits under all employee benefit plans, programs, arrangements and practices which are applicable to the Bank’s senior executive officers including but not limited to the Bank’s tax-qualified pension plan, tax-qualified 401(k) plan, medical plan, dental plan, vision plan, short-term and long-term disability plans, fringe benefit arrangements, a supplemental executive retirement plan (“SERP”) for the Executive, and executive perquisite arrangements (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, as they may be amended from time to time (to the extent permitted by their terms).

(ii) Paid Time Off. The Executive shall be entitled to annual paid time off of six (6) weeks in accordance with the standard policies or practices of the Bank for senior executive officers, as in effect from time to time and as set forth in the Bank’s Employee Handbook.

(iii) Automobile Allowance. The Bank will provide the Executive with a monthly automobile allowance. For 2021, such allowance shall be $1,100 per month, which would approximate the expense of a Bank-provided automobile and related insurance, maintenance and fuel costs. For each subsequent calendar year of the Executive’s employment, the Bank will increase the monthly amount of the automobile allowance by 5%. Such allowance shall be subject to withholding for taxes and reporting on the Executive’s Form W-2 to the extent required by law.

(iv) Country Club Membership. The Bank shall provide the Executive an allowance for the costs of maintaining membership in a country club to be selected by the Executive with approval by the Bank, to be used for the purposes of business relations and development and otherwise furthering the performance of the Executive’s duties and responsibilities under this Agreement. For 2021, such allowance shall be $22,050. For each subsequent calendar year of the Executive’s employment, the Bank will increase the allowance by 5%.

4. Termination of Employment.

(a) Termination “Without Cause.” The Executive’s employment shall immediately cease and terminate upon the occurrence of any one of the following events during the Term of this Agreement:

(i) the death of the Executive; or

(ii) the involuntary termination of employment of the Executive by the Board of Directors without Cause.

Upon termination of the Executive’s employment pursuant to Section 4(a)(i) the Bank shall be obligated to compensate the Executive or the Executive’s estate as provided in Section 4(e)(i), and, upon termination pursuant to Section 4(a)(ii), the Bank shall be obligated to compensate the Executive as provided in Sections 4(e)(ii) or (iii) (as applicable) and 4(e)(iv).

(b) Termination “For Cause.” The Executive’s employment shall immediately cease and terminate upon notice to the Executive from the Bank that the Executive’s employment is terminated “For Cause,” and upon such termination “For Cause,” the Bank shall be obligated to compensate the Executive as provided in Section 4(e)(i). For purposes of this Agreement, termination “For Cause” shall be defined as termination due to:

(i) the Executive’s indictment or conviction (including by a plea of guilty, no contest, or nolo contendere) of any crime or disorderly persons offense as defined by N.J.S.A. 2C:1-4, felony, or misdemeanor, provided that in the case of a crime that is not punishable by imprisonment in excess of 12 months, a misdemeanor, or a disorderly offense, the crime, misdemeanor, or disorderly persons offense involves any federal, state, or, local law (A) applicable to the business of the Bank or (B) involving fraud, dishonesty, breach of trust or moral turpitude;

(ii) the Executive’s willful failure to perform his duties and responsibilities to the Bank, which failure continues ten (10) days after the Bank has provided to the Executive written notice of the failure;

(iii) the Executive’s failure to adequately perform his duties and responsibilities to the Bank, which performance deficiencies continue thirty (30) days after the Bank has provided to the Executive written notice setting forth the nature of the performance deficiencies, all as reasonably determined by the Board of Directors;

(iv) any misconduct by the Executive, that constitutes fraud, embezzlement or material dishonesty with respect to the Bank or the Company;

(v) any government banking regulatory agency’s formal recommendation or order that the Bank terminate the employment of the Executive or relieve him of his duties;

(vi) the Executive’s willful failure to comply with any valid and legal directive of the Board of Directors which (A) has a material adverse impact on the Bank’s operations or causes substantial harm to the Bank or the Company or (B) continues thirty (30) days after the Bank has provided to the Executive written notice of the failure; or

(vii) any gross negligence in the performance of his duties hereunder or material breach of this Agreement by the Executive which (A) has a material adverse impact on the Bank’s operations or causes substantial harm to the Bank or the Company, or (B) continues thirty (30) days after the Bank has provided to the Executive written notice of the gross negligence or breach.

(c) Termination Following a “Change in Control.” If, within a twenty-four-month period following a Change in Control, either (i) the Bank or its successor terminates the Executive’s employment, other than For Cause, or (ii) the Executive terminates his employment for Good Reason, the Bank shall be obligated to compensate the Executive as provided in Section 4(e)(iii) and 4(e)(iv) below.

For purposes of this Agreement, “Change in Control” means a change in the effective ownership or effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank or the Company, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5); provided, however, that for the purposes of this Agreement, a transaction by which Blue Foundry Bancorp, a New Jersey corporation or Blue Foundry MHC undertakes a full stock conversion or minority stock offering shall not be deemed to constitute a Change in Control. The term “Change of Control Date” means the date on which a Change of Control occurs.

(d) Resignation. The Executive may terminate his employment and this Agreement (I) for “Good Reason” by giving written notice to the Bank as set forth below, or (II) without Good Reason, by providing to the Bank at least thirty (30) days’ advance written notice (during which period, the Executive shall assist the Bank with transition of the Executive’s responsibilities) provided, however, that the Bank may accelerate the date of termination upon receipt of written notice of the Executive’s resignation and, provided, further, that if the Bank accelerates the date of termination to a date sooner than 30 days from the notice of resignation, the Bank shall pay the Executive through the end of the thirty (30) day period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following during the Term of the Agreement without the express written consent of the Executive:

(i) a material reduction in the Executive’s Base Salary or target bonus opportunity in effect immediately prior to such reduction;

(ii) a material adverse change in the Executive’s position, authority and responsibilities relative to his position, authority and responsibilities at the Effective Date;

(iii) a change in the primary location at which the Executive is required to perform the duties of his employment with the Bank to a location that is not located in one of the following New Jersey Counties: Bergen County, Hudson County, Passaic County, Union County, Morris County, Sussex County, Middlesex County, Somerset County or Hunterdon County; or

(iv) a material breach by the Bank of this Agreement or a material breach of any other written agreement between the Executive, on the one hand, and the Bank, on the other hand unless arising from the Executive’s inability to materially perform his duties contemplated hereunder.

Before terminating this Agreement for Good Reason, the Executive must give the Bank at least sixty (60) days prior written notice indicating his intent to terminate for Good Reason if corrective action is not taken during the 60-day notice period to remedy the event or condition that constitutes Good Reason and stating the reasons why he believes there are grounds to terminate for Good Reason. The Executive’s written notice to the Bank of his intent to voluntarily terminate for Good Reason must be received within sixty (60) days following the Executive’s discovery of the event or condition constituting such Good Reason. In the event the termination for Good Reason occurs within one year following the Executive’s discovery of the event or condition constituting such Good Reason, the Executive shall be entitled to severance pay in accordance with Section 4(e)(ii) and 4(e)(iv). In the event of the termination for Good Reason following a Change in Control, the Executive shall be entitled to severance pay in accordance with Section 4(e)(iii) and 4(e)(iv).

(e) Compensation Upon Termination.

(i) In the event the Executive is terminated “For Cause” as set forth in Section 4(b) above, the Executive shall be entitled to receive only his Base Salary and, subject to the terms of the applicable plan, program or policy, the benefits and expense reimbursements as have been earned by him through the date of his termination. In the event the Executive’s employment terminates due to the Executive’s death as set forth in Section 4(a)(i) above, the Executive’s estate shall be entitled to receive only his Base Salary as has been earned by him through the date of his termination, any Annual Incentive Bonus for the prior calendar year that was not paid at the date of termination and, subject to the terms of the applicable plan, program or policy, the benefits and expense reimbursements as have been earned by him through the date of his termination.

(ii) In the event the Executive’s employment is terminated (A) “Without Cause” as set forth in Section 4(a)(ii), above, or (B) for “Good Reason” as set forth in Section 4(d), above, the Executive shall be entitled to his Base Salary and, subject to the terms of the applicable plan, program or policy, the benefits and expense reimbursements as have been earned by him through the date of his termination, plus any Annual Incentive Bonus for the prior calendar year that was not paid at the date of termination and severance pay in an amount equal to the greater of (I) the sum of one times the Executive’s annual Base Salary (at the rate then in effect) plus the target amount of the Annual Incentive Bonus (as set by the Board of Directors or the Compensation Committee for the calendar year in which the Executive’s termination occurs) or (II) the sum of the Executive’s annual Base Salary (at the rate then in effect) that would have been payable for the remaining Term, plus the target amount of the Annual Incentive Bonus (as set by the Board of Directors or the Compensation Committee for the calendar year in which the Executive’s termination occurs) for the year of termination and each subsequent year of the remaining Term, with such aggregate amount paid as salary continuation in substantially equal installments over the twelve (12) month period following the date of termination in accordance with the Bank’s customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (i.e., as if the Executive were still employed and receiving Base Salary pursuant to Section 3(a) of this Agreement). Payments under this section are subject to the Executive’s compliance with Section 9 of the Agreement. Subject to any delay required by Section 8 below (“Section 409A”), the first payment shall be made on the next pay date that is at least 7 days following the later of the expiration of the revocation period under the Release or the Bank’s receipt of the signed Release and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the termination date.

(iii) In the event the Executive’s employment is terminated (A) “Without Cause” in accordance with Section 4(a)(ii) following a Change in Control (as set forth in Section 4(c) above) or (B) for “Good Reason” following such Change in Control, the Executive shall be entitled to his Base Salary and, subject to the terms of the applicable plan, program or policy, the benefits and expense reimbursements as have been earned by him through the date of his termination, plus any Annual Incentive Bonus for the prior calendar year that was not paid at the date of termination and severance pay in an amount equal to three (3) times the sum of (I) his Base Salary, as in effect at the time of termination of employment (without regard to a reduction that would be grounds for Good Reason), plus (II) the greater of Executive’s highest actual Annual Incentive Bonus for the three calendar years immediately preceding his termination or the target amount of the Annual Incentive Bonus set by the Board of Directors or the Compensation Committee for the calendar year in which the Executive’s termination occurs. If the Executive’s termination occurs within two years after the Change in Control, the amount shall be paid to the Executive in one lump-sum payment on the next pay date that is at least 7 days following the Executive’s termination (unless a delay is required by Section 8 below (“Section 409A”)).

(iv) Following the effective date of termination of employment, either Without Cause in accordance with Section 4(a)(ii), or 4(c), or by the Executive for “Good Reason” in accordance with Section 4(c) or 4(d), if the Executive timely and properly elects continued Bank-provided group health plan coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Bank shall reimburse the Executive an amount each month equal to the monthly COBRA premium paid by the Executive for such coverage less the active employee premium for such coverage; provided that if such reimbursement would violate applicable law (including nondiscrimination rules that apply for the plan), the Bank shall pay an allowance in lieu of a reimbursement. The Executive shall be eligible to receive such reimbursement for each month that starts before the earlier of: (i) the date the Executive is no longer eligible to receive COBRA continuation coverage or (ii) the date on which the Executive either receives or becomes eligible to receive substantially similar coverage from another employer. Payments under this Section 4, other than under Section 4(c)), are subject to the Executive’s compliance with Section 9 of the Agreement. Subject to any delay required by Section 8 below (“Section 409A”), the first payment shall be made on the next pay date following the expiration of the revocation period under the Release, or the next pay date following the termination of employment if a Release is not required, and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the termination date.

(v) In the event the Executive resigns without “Good Reason,” the Executive shall be entitled to his Base Salary and, subject to the terms of the applicable plan, program, or policy, the benefits, incentives, and expenses as have been earned by him through the date of his termination.

5. Post-Employment Covenants.

(a) Trade Secrets and Confidential Information. During the course of the Executive’s employment with the Bank, certain business records and information which the Parties hereto acknowledge as “Trade Secrets” and “Confidential Information” were and shall be made available by the Bank to the Executive.

(i) These “Trade Secrets” include, but are not limited to the following, in each case to the extent not publicly available:

(A) Customer lists (including address, phone number and contact person); mailing lists; customer information; referral sources; advertising, solicitation, communications, public relations, and marketing plans/strategies/systems/techniques; banking products, pricing and discounting formulas, financial information and forecasts, schedules, lists, forms or calculations; invoices; and customer preferences or history.

(B) Computer programs, and software; product design concepts, details and specifications; logos and trademarks; website, networking, and Internet forms and procedures; business or technical processes, systems, methods, machines, inventions or discoveries; policy & procedure manuals; training manuals; forms; methods or procedures of operation; financing, research and/or development strategies and technologies; and all written or oral confidential or proprietary information of the Bank, whether originated, used, implemented, modified, developed, or disseminated by the Bank in the course of its business operations.

(ii) The Bank’s “Confidential Information” includes, but is not limited to, the information set forth in subsections (i) (A) and (B) above.

(iii) During the Term of this Agreement and thereafter, the Executive shall refrain from using or disclosing any Confidential Information or Trade Secrets of the Bank except in furtherance of the Bank’s business and shall not use, copy or disclose such information for his own behalf, or for the benefit of any person or entity other than the Bank. In addition, following the Term of this Agreement, Executive will not use or disclose Confidential Information or Trade Secrets of the Bank except if expressly authorized in writing to do so by the Board of Directors.

(iv) Nothing in this Agreement prohibits the Executive from reporting an event that he reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (DTSA). Under the DTSA, no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. Further, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(b) Employee Solicitation. The Executive agrees that during the Term of this Agreement and for the one (1) year period following the termination of his employment with the Bank, regardless of the reason for said termination or the party instituting the termination (other than a termination under Section 4(c)), he shall not, whether directly or indirectly, in any way for his own account or for the account of any other person, venture, firm, business, corporation or enterprise, offer employment to any employee of the Bank or attempt to induce or entice any regular or temporary employee of the Bank to terminate his or her employment with the Bank; provided that nothing in this Agreement shall prohibit hiring of an individual who was not an officer of the Bank if the Executive is not involved in recruiting the individual or in the hiring decision. For the avoidance of doubt, this Section 5(b) shall not apply following the Executive’s termination of employment following a Change in Control.

(c) Non-solicitation and Non-competition Covenant. The Executive agrees, that during the Term of this Agreement and for a period of one (1) year after the termination of the Executive’s employment, regardless of the reason for said termination or the party instituting the termination (other than a termination under Section 4(c)), the Executive will not, directly or indirectly, individually, or as partner or as agent, independent contractor, employee or stockholder of any corporation, or for any business entity of any nature:

(i) Call upon, solicit, or otherwise contact, any Customer or Prospective Customer, for the purpose of selling a product or service that the Bank or any of its affiliates then provides or to encourage the Customer or Prospective Customer to cease doing business, in whole or in part, with the Bank, or any of its affiliates.

For purposes of this Agreement, “Customer” means a person or entity who is a customer of the Bank at the time of the Executive’s termination of employment or with whom the Executive had material direct contact on behalf of the Bank during the six month period preceding the termination of the Executive’s employment with the Bank and “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Bank’s sales or marketing activities during the one year period preceding the termination of the Executive’s employment with the Bank.

(ii) Directly or indirectly own, manage, operate, control, be employed by, participate in, render services to, or be connected in any manner with the ownership, management, operation or control of another financial institution that offers products or services similar or equivalent to those offered by the Bank (hereinafter referred to as “Financial Institution”) in the Restricted Area. The Executive acknowledges that it shall be a violation of this subsection for the Executive to conduct any business referred to herein within the Restricted Area referred to above, including but not limited to advertising or soliciting or otherwise servicing in any way Customers or Prospective Customers within said area, even though the Executive, or its affiliated business, may be located outside the Restricted Area.

(iii) Except as agreed otherwise by Executive and the Board of Directors, the restrictions on the activities of the Executive contained in this Section 5(c)(iii) shall be limited to the following geographical areas: 1) all counties in New Jersey in which the Bank or an affiliate of the Bank maintains an office or branch or has filed an application for regulatory approval to establish an office or branch as of date of termination, and 2) if the Financial Institution is headquartered within ten (10) miles of the Bank’s New Jersey office or any New Jersey branch of the Bank, any county in the State of New Jersey adjacent to a county in which the Bank maintains an office or a branch(“Restricted Area”). The Executive acknowledges that these restrictions will not render him unable to find or undertake gainful employment appropriate to his skills and experience.

For the avoidance of doubt, this Section 5(c) shall not apply following the Executive’s termination of employment following a Change in Control.

(d) Severability. The Parties acknowledge that subsections (a), (b) and (c) above are severable, and the invalidity or unenforceability of any subsection or portion thereof will not impair the enforceability of the remaining subsections or portions.

(e) Remedies. The Executive agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the restrictions contained in Section 5 (the “Restrictive Covenants”). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Bank shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Bank’s Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a. livelihood. The Restrictive Covenants are essential terms and conditions to the Bank entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Bank. The existence of any claim or cause of action that the Executive has against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of the Restrictive Covenants.

(f) Periods of Noncompliance and Reasonableness of Periods. The Bank and the Executive acknowledge and agree that the restrictions and covenants contained in Section 5 are reasonable in view of the nature of the Bank’s Business and the Executive’s advantageous knowledge of and familiarity with the Bank’s Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Section 5 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

For purposes of this Agreement, “Bank’s Business” means, collectively, the products and services provided by the Bank or any other affiliate of the Bank, including, but not limited to, lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including, but not limited to, noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, treasury services, (including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products) and other general banking services.

6. Intellectual Property. The Executive assigns full and absolute right, title and interest to the Bank of any and all written designs, written inventions, and unique or improved banking products created, in each case, by the Executive for the Bank at any time during his employment with the Bank (together with any and all works of authorship described in the following sentence, referred to as “Intellectual Property”). The Executive further agrees that any work of authorship made by the Executive for the Bank, or otherwise related in any way to his duties, shall be deemed a “work made for hire” and the Bank shall be the sole author of such work and the owner of all of the rights comprised in the copyright of such work. To the extent the Bank is not considered to be the sole author of any such work notwithstanding this provision, the Executive hereby assigns full and absolute right, title and interest in and to such works to the Bank and agrees to take all necessary and or prudent steps to assist the Bank in perfecting its interests and rights thereto.

7. Withholding and Taxes. The Bank may withhold from any payment made hereunder (i) any taxes that the Bank reasonably determines are required to be withheld under federal, state; or local tax laws or regulations, and (ii) any other amounts that the Bank is authorized to withhold. Except for employment taxes that are the obligation of the Bank, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

8. Section 409A. To the extent necessary to ensure compliance with Code Section 409A (“Section 409A”), the provisions of this Section 8 shall govern in all cases over any contrary or conflicting provision in this Agreement.

(a) It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon the Executive under Section 409A. Although the Bank intends to administer this Agreement to prevent taxation under Section 409A, it does not represent or warrant that the form of this Agreement complies with any provision of federal, state, local, or non-United States law. The Bank and its affiliates, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement.

(b) Each installment in a series of payments under this Agreement will be treated as a separate payment.

(c) To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment. To the extent necessary to comply with Section 409A, if any payment to the Executive under this Agreement is conditioned upon the Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

(d) To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment,” “terminates employment,” “termination date” and similar references shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service; provided that the Bank shall in all cases pay the Executive for services performed as an employee of the Bank even if performed after the occurrence of a separation from service for purposes of Section 409A. In addition, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive’s Separation from Service or, if earlier, the date of the Executive’s death.

(e) To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement is includible in the Executive’s income and constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (1) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense; (iii) the Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shalt not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the termination date occurs.

9. Release. Except as otherwise provided in Section 4, for and in consideration of the foregoing covenants and promises made by the Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive understands that, as a condition of the payment of any amounts under Section 4(e)(ii) or 4(e)(iv) (as to Section 4(e)(iv), other than as to a termination under Section 4(c) of this Agreement) of this Agreement, the Executive will be required to execute a general release of all then existing claims against the Bank, its affiliates, directors, officers, employees and agents in relation to claims relating to or arising out of the Executive’s employment with the Bank in a form substantially consistent with the Bank’s standard form of general release used for officers and not inconsistent with the terms of this Agreement (the “Release”), and the Executive shall not receive any payments or benefits under Sections 4(e)(ii) or 4(e)(iv) of this Agreement (as to Section 4(e)(iv), other than as to a termination under Section 4(c) of this Agreement) unless the Executive is eligible for those payments or benefits and satisfies this release requirement. The Bank shall provide the Release to the Executive no later than five (5) days after the termination date. THE EXECUTIVE’S RIGHT TO BENEFITS UNDER SECTION 4 OF THIS AGREEMENT SHALL BE CONTINGENT ON HIS SIGNING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 45 DAYS FROM THE DATE THE BANK PROVIDES THE RELEASE TO THE EXECUTIVE, HIS PROVIDING THE SIGNED RELEASE TO THE BANK, AND HIS NOT REVOKING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL BE 7 DAYS FROM THE DATE THE EXECUTIVE SIGNS THE RELEASE OR ANY LONGER PERIOD REQUIRED BY LAW FOR A VALID RELEASE.

10. Indemnification and Insurance. The Executive shall be covered by the Bank’s liability insurance coverage for directors and officers during his employment with the Bank. If the policy does not continue coverage post-employment for previously covered claims against the Executive that arose during his employment with the Bank, the parties will work together in good faith to identify a policy that would continue such coverage. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or other proceeding, whether civil, criminal, administrative, or investigative (each a “Proceeding”), other than any Proceeding initiated by the Executive or the Bank related to any contest or dispute between the Executive and the Bank with respect to this Agreement or the Executive’s employment hereunder, arising from or related to the Executive’s employment with the Bank, the Executive shall be indemnified and held harmless by the Bank to the maximum extent permitted under applicable law from and against any and all liabilities, costs, claims, and expenses (including attorneys’ fees), including all costs and expenses in the investigation and defense of any Proceeding. The Bank (or its insurer) shall pay covered costs and expenses directly on behalf of the Executive, or reimburse the Executive for such costs and expenses.

11. Miscellaneous Provisions.

(a) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery (including email), with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice):

If to the Executive:	At the address maintained in the personnel records of the Bank.

If to the Bank:	Blue Foundry Bank 19 Park Avenue Rutherford, NJ 07070 Attention: Chairman of the Board

(b) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(c) Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of the Bank specifically designated by the Board of Directors. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Construction of Terms. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties, notwithstanding any statutory or common law provisions which would suggest otherwise.

(e) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (i) the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, as applicable, to expressly assume, in writing, all of the Bank’s obligations to the Executive hereunder and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to any successor or assign of the Bank, and (ii) upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

(f) Cooperation Covenant. Both during and after the Term, the Executive shall cooperate fully with the Bank and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry or internal audit in which the Bank, or any affiliate thereof, may be or become involved, including full disclosure of all relevant information and truthfully testifying on the Bank’s behalf (or, at the request of the Bank, on behalf of such affiliate of the Bank) in connection with any such proceeding or investigation; provided that the Bank shall provide reasonable advance notice to the Executive of any needs after his employment with the Bank has terminated and the Executive’s post-termination obligations shall be limited to the extent necessary to avoid a material adverse impact on the Executive’s ability to maintain employment. The Bank shall reimburse the Executive for all reasonable out-of-pocket expenses, including lost wages and reasonable attorneys’ fees (unless the Bank or its insurer, at their expense, provides counsel to represent the Executive) incurred in connection with the Executive’s performance of obligations pursuant to this Section 11(f).

(g) Representation of Executive. As an inducement to entering into this Agreement, the Executive represents to the Bank that his execution of and performance under this Agreement will not constitute a violation by him of any written or other contract, understanding, arrangement, duties or other obligation pertaining to his performance of personal services, solicitation of employees or customers, or other conduct on his part contemplated by this Agreement.

(h) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i) Regulatory Provisions. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC§ 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments promulgated thereunder.

(j) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the choice of law principles or rules thereof. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in state courts in Bergen County, New Jersey and the United States District Court for the District of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(k) Attorneys’ Fees. The Bank shall pay directly or reimburse the Executive for all reasonable attorneys’ fees incurred in review and negotiation of this Agreement.

(l) Entire Agreement. This Agreement supersedes the employment agreement between the Bank and the Executive that was executed by the Executive on August 13, 2020 and by the Bank on August 11, 2020, and constitutes the entire and sole agreement between the Bank and the Executive with respect to the Executive’s employment with the Bank or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance, employment and/or change of control agreements between the parties have been terminated and are of no further force or effect.

(m) Review and Consultation. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT HE (I) HAS READ THIS AGREEMENT IN ITS ENTIRETY PRIOR TO EXECUTING IT, (II) UNDERSTANDS THE PROVISIONS AND EFFECTS OF THIS AGREEMENT, (III) HAS CONSULTED WITH SUCH ADVISORS AS HE HAS DEEMED APPROPRIATE IN CONNECTION WITH HIS EXECUTION OF THIS AGREEMENT, AND (IV) HAS EXECUTED THIS AGREEMENT VOLUNTARILY. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE BANK OR ITS COUNSEL.

(n) Survival. Upon any expiration or other termination of this Agreement: (i) each of Sections 5 (Post-Employment Covenants), 8 (Section 409A), 9 (Release), 10 (Indemnification and Insurance), 11(f) (Cooperation), 11(h) (Regulatory Provisions), and 11(l) (Review and Consultation) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, all on the dates specified below and effective as of the Effective Date.

JAMES NESCI

Date: April 13, 2021		/s/ James Nesci

BLUE FOUNDRY BANK

Date: April 13, 2021	By:	/s/ Robert T. Goldstein
	Name:	Robert T. Goldstein
	Title:	Chairman, Compensation Committee